EXHIBIT 2.7

SEVENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT DATED JULY 31, 2007

SEVENTH AMENDMENT TO PURCHASE
AND SALE AGREEMENT

This SEVENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Amendment”) is dated the 31st day of July, 2007, by and between Galaxy Energy Corporation (“Galaxy”), Dolphin Energy Corporation (hereinafter jointly referred to as “Seller” or “Party”) and PetroHunter Operating Company (“Buyer” or “Party”) and PetroHunter Energy Corporation.  Buyer, Seller and PetroHunter Energy Corporation may be referred to herein collectively as “Parties”.

In connection with PetroHunter Energy Corporation’s efforts to obtain financing, the Parties agree to amend the Purchase and Sale Agreement between the Parties dated December 29, 2006, as previously amended by the First, Second, Third, Fourth, Fifth and Sixth Amendments to the Purchase and Sale Agreement dated February 6, 2007, February 28, 2007, March 30, 2007, April 30, 2007, May 31, 2007, and June 30, 2007, respectively, and including all such amendments herein, (the “Purchase and Sale Agreement”) as follows.  Defined terms used in the Purchase and Sale Agreement are incorporated herein by reference.

1.           The first sentence of Section 2.7 of the Purchase and Sale Agreement, as amended, shall be deleted in its entirety, and replaced with the following: “The Closing shall take place on a mutually agreeable date on or before August 31, 2007 (with the actual date of Closing being the “Closing Date”).”

2.           The fifth sentence of Section 2.3 of the Purchase and Sale Agreement, as amended, shall be deleted in its entirety, and replaced with the following sentence: “Any Party may terminate this Agreement, effective upon written notice to the other Parties, in the event the Closing has not occurred by August 31, 2007.”

Except as set forth in this Amendment, all terms and conditions of the Purchase and Sale Agreement, are to remain in full force and effect.

THIS SEVENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT is executed by each Party to be effective as of the date first captioned above.

DOLPHIN ENERGY CORPORATION	PETROHUNTER OPERATING COMPANY

By: /s/ Richard E. Kurtenbach	By: /s/ David E. Brody
Richard E. Kurtenbach, Secretary	David E. Brody, Vice President and
General Counsel

GALAXY ENERGY CORPORATION	PETROHUNTER ENERGY CORPORATION

By: /s/ Christopher S. Hardesty	By: /s/ David E. Brody
Christopher S. Hardesty	David E. Brody, Vice President and
Senior Vice President and	General Counsel
Chief Financial Officer